Exhibit 23





INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Post-Effective Amendment No. 1 to Registration Statement No. 2-79663, Post-Effective Amendment No. 1 to Registration Statement No. 33-12513, Registration Statement No. 33-18877, Registration Statement No. 33-22106, Registration Statement No. 33-22607, Registration Statement No. 33-25500, Registration Statement No. 33-44236, Registration Statement No. 33-53968, Registration Statement No. 33-49785, Registration Statement No. 33-49849, Registration Statement No. 33-51071, Registration Statement No. 33-51735, and Registration Statement 33-52277 on Forms S-8 and Registration Statement No. 33-52645 on Form S-3 of the reports of Deloitte & Touche dated January 20, 1994, appearing in and incorporated by reference in the Annual Report on Form 10-K/A-2 of Union Pacific Corporation for the year ended December 31, 1993.


/s/DELOITTE & TOUCHE LLP

New York, New York
November 8, 1994